UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 23, 2019 (December 11, 2019)

ALR TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

000-30414

(Commission File No.)

7400 Beaufont Springs Drive

Suite 300

Richmond, Virginia 23225

(Address of principal executive offices) (Zip Code)

(804) 554-3500

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
ITEM 8.01	OTHER EVENTS.

On December 11, 2019, ALR Technologies Inc. (“ALRT” or the “Company”) and Mr. Sidney Chan agreed to amend the line of credit provided by Mr. Chan to the Company to increase the borrowing limit of the line of credit by $1,800,000, from $8,500,000 to $10,300,000. In connection with providing the increase in the borrowing limit of the line of credit, the Company will grant Mr. Chan the option to acquire 120,000,000 shares of common stock at a price of $0.015 per share for a term of five years.

Mr. Chan and the Company had previously entered into a credit agreement on March 6, 2011, which was subsequently amended by amending agreements dated October 24, 2011, June 15, 2012, December 28, 2012, April 1, 2014, May 29, 2015 and July 1, 2016 whereby Mr. Chan agreed to make available to the Company a credit line equal to an aggregate of $8,500,000 for the Company’s operations. Under the terms of the arrangement, the amount borrowed by the Company bears simple interest at a rate of 1% per month. The amount borrowed is secured by a general security agreement over the assets of the Company and is due on demand. As at September 30, 2019, the Company had fully drawn down the $8,500,000 borrowing limit and had been advanced additional funds of $1,044,623.

The line of credit will continue to bear interest of twelve (12) percent per annum on amounts borrowed and will continue to be secured by a general security agreement. Advances totaling approximately $1,200,000 provided by Mr. Chan to the Company in excess of the previous borrowing limit of $8,500,000 will be incorporated as advances under this new amended agreement and will bear interest from the date the amount was received by the Company. The remaining amounts available under the line of credit will be used to fund operations, working capital and general corporate purposes.

The amending agreement has not yet been executed. The Company and Mr. Chan are working to formalize the agreement under terms and conditions that customary of a borrowing arrangement of this nature.

Mr. Chan is the Chairman of the Board of Directors and the Chief Executive Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 23rd day of December 2019.

ALR TECHNOLOGIES INC.

BY:	SIDNEY CHAN
Sidney Chan
Chief Executive Officer and Chairman of the Board of Directors